Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Internet Brands, Inc.
El Segundo, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-148257), pertaining to the 1998 Stock Plan, 2000 Stock Plan and 2007 Equity Plan of Internet Brands, Inc. of our reports dated March 2, 2010 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Internet Brands, Inc., which appear in this Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ BDO SEIDMAN, LLP

BDO Seidman, LLP
Los Angeles, California

March 2, 2010